Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Regentis Biomaterials Ltd. in its Registration Statement on Form F-1, and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Susan Alpert
Dr. Susan Alpert

November 3, 2022